Exhibit 10.15

United Technologies Corporation

Long Term Incentive Plan

Continuous Improvement Incentive Program

Non-Qualified Stock Option and Dividend Equivalent Awards

Schedule of Terms

Non-Qualified Stock Option and Dividend Equivalent Awards

United Technologies Corporation (the “Corporation”) hereby awards to the recipient Non-Qualified Stock Options and Dividend Equivalents pursuant to the Corporation’s Continuous Improvement Incentive Program (the “Program”), which has been established under the United Technologies Corporation Long Term Incentive Plan (the “LTI Plan”). The number of Non-Qualified Stock Options and target Dividend Equivalents awarded is set forth in the Statement of Award issued to the recipient (the “Statement of Award”). The recipient will become a Participant in the Program upon receipt of the Statement of Award and acceptance of such Award by signing and returning the appropriate portion of the Statement of Award to the Program Administrator. Program Awards are subject to this Schedule of Terms and the terms and provisions of the LTI Plan.

Program performance objectives have been established for the three-year period following the grant as set forth in the Statement of Award. Achievement of Program objectives will be measured cumulatively over the three year period. Dividend Equivalents will vest and become payable if the achievement of Program objectives reaches specified levels for the Corporation (see “Vesting”, page 2).

A Non-Qualified Stock Option (an “Option”) is the right to purchase, at a future date, a specific number of shares of Common Stock of the Corporation (“Common Stock”) at a price equal to the closing price reported on the composite tape of the New York Stock Exchange for such shares on the date of grant of the Award. The number of shares for which the Option is awarded to the Participant and the Option price per share are set forth in the Statement of Award.

A Dividend Equivalent is the right to receive a payment equal to the quarterly dividend amount paid on Common Stock for a stated period of time.

Program Objectives

Performance against Program objectives is measured over the three-year period ending December 31 of the third year following the grant, as set forth in the Statement of Award. Program objectives are established for the Corporation.

Program objectives will consist of one or more financial objectives that will be a critical measure of the Corporation’s performance over the three year performance measurement period. Program objectives are approved by the Board of Directors’ Committee on Compensation and Executive Development (the “Committee”). Achievement of Program objectives at the required level will result in vesting of from 0% to 200% of the target Dividend Equivalent Award (see “Vesting” below).

Vesting

Stock options will vest and become exercisable three years after the date of grant, and may be exercised any time thereafter until the earlier of:

(i)	the expiration date specified in the Statement of Award, at which time the Option and all associated rights lapse without value; or

(ii)	termination of employment in which case the right to exercise shall be for a specified period of time following the date of termination, as described in “Termination of Employment”.

Dividend Equivalents will vest at the conclusion of the three-year performance measurement period, if and to the extent the Corporation’s cumulative performance results in the achievement of a specified percentage of the Program objectives. Dividend Equivalent payments will be made quarterly with respect to vested Dividend Equivalents commencing with the first dividend payment on Common Stock following the vesting date.

These vesting rules also apply when an executive is transferred to a non-executive position or to an affiliate that does not participate in the Program.

Exercise and Payment of Options

Options may be exercised on or after the vesting date through the expiration date (or earlier in the event of termination of employment). The vesting date and expiration date are each set forth in the Statement of Award.

The Option to purchase shares will expire without value with respect to any shares that are not purchased on or before the expiration date. It is the responsibility of the Participant, or a designated representative, to exercise the Option in a timely manner. The Corporation assumes no responsibility for and will make no adjustments with respect to Options that expire.

Options may be exercised through one of two procedures set forth below. For stock option exercises processed utilizing the procedures described in (i) below, the value of Common Stock will be the closing price reported on the composite tape of the New York Stock Exchange on the date of exercise. For stock option exercises processed utilizing the procedures described in (ii) below, the value of Common Stock will be the actual transaction price.

(i)	Participants may exercise Options by completing and sending the UTC Exercise Form to the Stock Option Program Administrator, identifying the number of Options to be exercised and paying the required Option price in U.S. dollars by check or bank draft or by tendering shares of Common Stock (utilizing procedures authorized by the Program Administrator for tendering shares). The date of exercise will be the date of postmark or delivery of a completed form (with an original signature) and check for the cost of exercise to the Program Administrator; or

A Participant may follow the above procedure by using a broker or other authorized representative. A completed UTC Exercise Form (with an original signature) must be submitted with the check for the cost of exercise to the Program Administrator.

(ii)	Alternatively, Participants may utilize the “cashless” exercise method where neither cash nor shares are tendered by the Participants in payment of the exercise price. To facilitate the cashless exercise of Options, a Participant must establish an account with a designated broker at one of the security brokerage firms approved by the Corporation.

Under the cashless procedure, a Participant notifies the designated broker of the Option Award date and number of Options to be exercised. The broker provides the Participant with the exercise form and notifies the Program Administrator. The designated broker will sell shares of Common Stock sufficient to cover the exercise price of the Options to be exercised plus required tax withholding amounts and wire transfer the sales proceeds to the Corporation. The Corporation will then deliver to the designated broker the number of shares equal to the number of Options exercised. The broker retains a number of shares equal to the exercise price and tax withholding. The net shares remaining will, at the Participant’s election, either be placed in the Participant’s account with the brokerage firm or sold on the open market with net cash proceeds delivered to the Participant by the designated broker.

In a cashless exercise, reported taxable income will be based on the actual transaction price as reported by the broker to the Program Administrator, rather than the closing price reported on the composite tape of the New York Stock Exchange on the date of exercise.

The cashless exercise method may not be used if the Corporation determines in its sole discretion that the transaction may constitute a prohibited loan to the executive or for other reasons related to regulatory compliance.

Dividend Equivalents

At the completion of the three-year performance measurement period, Participants will vest in Dividend Equivalents if the Corporation achieves specified Program objectives.

Vested Dividend Equivalents will be paid quarterly, commencing with the first Common Stock dividend payment date following the vesting date. The quarterly payment will be equal to the dividend paid on a share of the Corporation’s Common Stock for that quarter. If, for any reason, there is no Common Stock dividend paid for a quarter, the Dividend Equivalent payment will also be omitted for that quarter. The Dividend Equivalent will not be extended beyond the original payment period if any dividend payments are omitted.

Program Participants will continue to be eligible to receive quarterly payments for varying lengths of time based on the Participant’s executive level at the time of grant:

L1 = 7 years

L2 = 4 years

L3 = 2 years

Dividend Equivalent payments will stop if:

(i)	the Participant terminates employment with the Corporation for reasons other than retirement, death or disability; or

(ii)	the Participant exercises an Option associated with the Dividend Equivalent Award. The number of vested Dividend Equivalents associated with each Option will be canceled pursuant to the exercise of an associated Option. If less than 100% of the Dividend Equivalent Award vests, the vested Dividend Equivalents will be canceled upon the initial and subsequent exercise of Options associated with the Dividend Equivalent Award (i.e. vested Dividend Equivalents are allocated to the first Options exercised with respect to the Program Award).

Termination of Employment

If the Participant terminates employment for any reason other than death, disability or retirement, unvested Options will be canceled as of the termination date. Vested Options may be exercised for a period of 90 calendar days following the termination date (but not beyond the expiration date of the Option).

Retirement eligibility includes:

(i)	Attainment of age 65 as of the employment termination date; or

(ii)	Attainment of at least age 55 with 10 or more years of service as of the employment termination date. (Meeting the “Rule of 65” does not constitute eligibility for retirement. See below for Rule of 65 treatment.)

Upon retirement, the Participant may exercise vested Options (i.e. those held for at least three years while continuously employed) for three years following the date of retirement or until the expiration of the Option, whichever is earlier. Unvested Options that have been held for at least one year prior to the date of retirement will become exercisable as of the retirement date and the Participant will then have a three year period following the retirement date to exercise these Options (but in no event beyond the Option expiration date).

For Options granted after February 22, 1999: If the Participant is eligible for retirement and the Corporation consents to the retirement, the Participant may exercise vested Options for up to five years following the date of retirement or until the expiration of the Option, whichever is earlier. Unvested Options that have been held for at least one year prior to the retirement date will become exercisable as of the retirement date and the Participant will then have a five year period following the retirement date to exercise these Options (but in no event beyond the Option expiration date).

For Options granted after June 11, 2003: If the Participant is eligible for retirement and the Corporation consents to the retirement, the Participant may exercise vested Options until the expiration of the Option. Unvested Options that have been held for at least one year prior to the retirement date will become exercisable as of the retirement date and the Participant will have the full remaining term of the Option to exercise these Options.

For Options granted after February 22, 1999 and after June 11, 2003, the Corporation’s consent with respect to the extended exercise period will be at the sole discretion of the Corporation based on its ability to effectively transition the Participant’s responsibilities as of the retirement date and such other factors as it may deem appropriate.

In all cases, options held for less than one year prior to the retirement date will be canceled without value.

Rule of 65: The Participant meets the “Rule of 65” if the Participant terminates employment on or after age 50, but before age 55, and the sum of the Participant’s age and years of service add up to 65 or more as of the employment termination date. The Participant who meets the Rule of 65 may exercise vested Options for three years following the employment termination date or until the expiration of the Option, whichever is earlier. Unvested Options that have been held for at least one year prior to the employment termination date will vest as of the termination date and the Participant will have a three year period following the termination date to exercise these Options (or until the expiration of the Options, if earlier).

Service used to determine eligibility for retirement or the Rule of 65 will be based on continuous service recognized under the Participant’s UTC retirement plan.

In the event of permanent and total disability, or an authorized leave of absence, or transfer to an affiliate, the Participant shall not be considered to have terminated employment for purposes of the Option.

In the event of the death of the Participant, the legal representative of the estate of the Participant may exercise all Options outstanding as of the date of death, whether or not vested, for a period of one year following the date of death, regardless of the expiration date of the Option.

If the Participant terminates employment for any reason other than death, disability or retirement, all Dividend Equivalents will be canceled. If termination is the result of disability, the Participant will not be considered to have terminated employment for purposes of Dividend Equivalents. If the Participant is transferred to an affiliate that does not participate in the Program, the Participant will not be considered to have terminated employment for purposes of Dividend Equivalents. (See “Transfers and Other Changes”, page 9.)

If termination is the result of death before the vesting date, a lump sum Dividend Equivalent payment will be made to the Participant’s estate equal to the quarterly dividend rate most recently paid on the Corporation’s Common Stock, times four, times the number of Dividend Equivalents granted. If termination is the result of death after the Vesting Date, a lump sum Dividend Equivalent payment will be made to the Participant’s estate equal to the quarterly dividend rate most recently paid on the Corporation’s Common Stock, times the number of payments remaining to be paid, times the number of vested Dividend Equivalents.

If termination is the result of retirement before the vesting date, Dividend Equivalents held for less than twelve months will be canceled. Dividend Equivalents held for twelve months or more will be retained by the retiree until the vesting date, as long as the associated Options remain outstanding and unexercised. The outstanding non-vested Dividend Equivalents will be eligible for vesting based on the Corporation’s performance as determined at the end of the performance measurement period. Quarterly Dividend Equivalent payments will then be made to the retiree while the associated Options remain outstanding and unexercised, up to the maximum number of payments as specified in the Statement of Award.

If a Participant retires after the completion of a performance measurement period, quarterly payments will be made on vested Dividend Equivalents while the associated Options remain outstanding and unexercised, up to the maximum number of payments as specified in the Statement of Award.

Nonassignability

Unless otherwise prescribed by the Committee, no assignment or transfer of any interest of the Participant in any of the rights represented by Options, Dividend Equivalents or the Participant’s participation in the Program, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted except by Will or the laws of descent and distribution. Any attempt to assign such interests shall be void and shall be without force or effect.

Adjustments

If the Corporation effects a subdivision or consolidation of shares of Common Stock or other capital adjustment, the number of shares of Common Stock then remaining subject to an Award shall be adjusted in the same manner and to the same extent as all other shares of Common Stock of the Corporation.

In the event of material changes in the capital structure of the Corporation resulting from: the payment of a special dividend (other than regular quarterly dividends) or other distributions to shareowners without receiving consideration therefore; the spin-off of a subsidiary; the sale of a substantial portion of the Corporation’s assets; in the event of a merger or consolidation in which the Corporation is not the surviving entity; or other extraordinary non-recurring events affecting the Corporation’s capital structure and the value of Common Stock, equitable adjustments shall be made in the terms of outstanding awards, including the number of shares of Common Stock subject to an Option, as the Committee, in its sole discretion, determines are necessary or appropriate to prevent the dilution or enlargement of the rights of Participants in their Program Awards.

Change of Control

In the event of a change of control, an event, which if consummated, would constitute a change of control, any other significant change pertaining to the ownership of the Corporation or a restructuring of the Corporation, the Committee may, in its discretion, recommend that the Board of Directors take certain actions with respect to outstanding Awards to assure fair and equitable treatment of Program Participants. Such actions may include: acceleration of the Vesting Date for Options and Dividend Equivalents; offering to purchase an outstanding Award from the Participant for its equivalent cash value (as determined by the Committee); or providing for other adjustments or modifications to outstanding Awards as the Committee may deem appropriate.

For purposes of the Plan, a “change of control” means the acquisition of 20% of the Corporation’s outstanding voting shares by a person or group (as defined in Section 13 (d) (3) of the Securities Exchange Act of 1934) of which such person is a member, or a change in the majority of the Board of Directors such that, within any consecutive two-year period, the members of the new majority are not approved by two-thirds of the members incumbent at the beginning of such two-year period. Members approved after such date by two-thirds of such incumbents as of the beginning of such two-year period shall be deemed to be incumbents as of the beginning of such two-year period for purposes of this computation. A merger or consolidation of the Corporation with another company where the Corporation is not the surviving company, a sale of substantially all of the assets of the Corporation, a dissolution or liquidation of the Corporation or other event or transaction having similar effect also constitutes a “change of control” for purposes of the LTI Plan.

Awards Not to Affect or Be Affected by Certain Transactions

Non-Qualified Stock Option Awards and Dividend Equivalents shall not affect in any way the right or power of the Corporation or its shareowners to make or authorize: (a) any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business; (b) any merger or consolidation of the Corporation; (c) any issue of bonds, debentures, preferred or prior preference stocks holding any priority or preferred to, or otherwise affecting in any respect the Common Stock of the Corporation or the rights of the holders of such Common Stock; (d) the dissolution or liquidation of the Corporation; (e) any sale or transfer of all or any part of its assets or business; or (f) any other corporate act or proceeding.

Except as otherwise expressly provided in this Schedule of Terms, the issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe thereto, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, shall not affect and no adjustment by reason thereof shall be made with respect to the Option price or the number of outstanding shares subject to an Option Award.

Notices

Every notice or other communication relating to the Program, any Award thereunder and this Schedule of Terms shall be in writing, via hard copy or electronic transmissions, and shall be delivered to the party for whom it is intended at such address as may from time to time be designated by such party. Unless and until some other address has been so designated, all notices by the Participant to the Corporation shall be mailed to or delivered to the Corporation at its office at United Technologies Building, MS 504, Hartford, Connecticut 06101, Attention: Program Administrator, or e-mailed to stockoptionplans@utc.com. All notices by the Corporation to the Participant may be delivered electronically, personally, or by mail at his or her address (or e-mail address, as the case may be) as shown on the records of the Corporation.

Administration

Non-Qualified Stock Option and Dividend Equivalent Awards granted pursuant to the Program shall be interpreted and administered by the Committee. The Committee shall establish such procedures as it deems necessary and appropriate to administer the Awards in a manner that is consistent with the objectives of the Program and the LTI Plan.

Pursuant to the terms of the LTI Plan, the Committee may delegate to employees of the Corporation its authority and responsibility to grant, administer and interpret Non-Qualified Stock Option, Dividend Equivalent and other Awards under the Program.

Subject to certain limitations, the Committee has delegated the authority to grant Non-Qualified Stock Options and Dividend Equivalents to the Chief Executive Officer and has further delegated the authority to administer and interpret such Awards to the Senior Vice President, Human Resources and Organization, along with the authority to sub-delegate, except that Non-Qualified Stock Option and Dividend Equivalent Awards granted to employees of the Corporation who are either reporting persons under Section 16 of the Securities Exchange Act of 1934 (“Insiders”) or members of the Corporation’s Executive Leadership Group shall be granted, administered, and interpreted exclusively by the Committee.

Taxes/Withholding

The Participant shall be responsible for any income or other tax liability attributable to any Program Award. The Program Administrator shall take such steps as are appropriate to assure compliance with applicable federal, state and local tax withholding requirements. The Corporation shall, to the extent required by law, have the right to deduct directly from any payment or delivery of shares due the Participant or from the Participant’s regular compensation, all federal, state and local taxes of any kind required by law to be withheld with respect to the exercise of any Option or payment of any Dividend Equivalents. Participants not based in the United States and foreign nationals who are not permanent residents of the United States must pay the appropriate taxes as required by any country where they are subject to tax.

Right of Discharge Reserved

Nothing in the LTI Plan, the Program, or in any Option or payment of any Dividend Equivalent Award granted shall confer upon any Participant the right to continue in the employment or service of the Corporation or any affiliate thereof for any period of time or affect any right that the Corporation or any subsidiary or division may have to terminate the employment or service of such Participant at any time for any reason.

Right of Committee to Revoke Awards

Notwithstanding any other provision herein, the Committee reserves the right, prior to a Change in Control of the Corporation, to cancel any outstanding Option and Dividend Equivalent Award, whether or not vested and regardless of achievement of applicable Program objectives, if the Committee determines that the Participant has engaged in any act or practice with respect to the affairs of the Corporation, whether or not employed by the Corporation at the time, that is materially detrimental to the Corporation, provided, however, that the Committee shall not take any such action in an arbitrary or capricious manner.

Nature of Payments

All Awards made pursuant to the Program are in consideration of services performed for the Corporation or the business unit employing the Participant. Unless required by law, any gains realized pursuant to such Awards constitute a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Corporation or any business unit.

Consistency with Other Business Objectives

Program objectives must be achieved in a manner that is not inconsistent with other business objectives of the Corporation and the business units. The Committee reserves the right to forfeit any Award, notwithstanding achievement of Program objectives, if the Committee or its delegate determines, in its sole discretion, that such achievement resulted in whole, or in part, from actions that were otherwise detrimental to the Corporation and/or the Participant’s business unit, or did not constitute sound business practice or reflect good business judgment with respect to the Corporation and/or the business unit’s operations, taken as a whole.

Government Contract Compliance

The “UTC Policy Statement on Business Ethics and Conduct in Contracting with the United States Government” calls for compliance with the letter and spirit of government contracting laws and regulations. Accordingly, efforts to achieve Program objectives must be consistent with these laws and regulations. Participants are expected to understand these requirements and seek advice where appropriate. If an act or recommendation of a Participant is inconsistent with or violates a government contracting law or regulation, all Awards made to such Participant pursuant to this Program will be revoked. Further, a Participant is subject to additional disciplinary action for violating the above-named Policy Statement on government contracting.

Interpretations

This Schedule of Terms and each Statement of Award are subject in all respects to the terms of the LTI Plan. In the event that any provision of this Schedule of Terms or any Statement of Award is inconsistent with the terms of the LTI Plan, the terms of the LTI Plan shall govern. Any question of administration or interpretation arising under this Schedule of Terms or any Statement of Award shall be determined by the Committee or its delegate, such determination to be final and conclusive upon all parties in interest.

Amendment and Termination

The Committee reserves the right to amend, suspend or discontinue the Program and the LTI Plan at any time.

Governing Law

The LTI Plan, the Continuous Improvement Incentive Program, this Schedule of Terms and the Statement of Award shall be governed by and construed in accordance with the laws of the State of Connecticut.

United Technologies Corporation

United Technologies Building

Hartford, CT 06101